Exhibit 99.1

Marathon Petroleum Corp. Elects Maryann T. Mannen as Chairman of the Board

FINDLAY, Ohio, Nov. 4, 2025 – Marathon Petroleum Corp. (NYSE: MPC) today announced that the board of directors of MPC has elected Maryann T. Mannen, president and chief executive officer and member of the board of directors, as chairman of the board, effective Jan. 1, 2026. Mannen will assume the role of chairman of the board in addition to her current responsibilities. Mannen will succeed Michael J. Hennigan, who has elected to retire as executive chairman and as a member of the board of directors, also effective Jan. 1, 2026. John Surma will continue to serve as independent lead director of the board.

“We congratulate Maryann as our new chairman of the board,” said Mr. Surma. “We are confident in Maryann’s leadership and enthusiastic about our company’s direction. We thank Mike for his exemplary service during a period of significant value creation.”

“Mike’s continued leadership and remarkable achievements have been pivotal for MPC’s positive trajectory,” said Ms. Mannen. “It’s an honor to succeed Mike as chairman of the board and to have the opportunity to build on that legacy of leadership and success, taking our performance to the next level. I appreciate the trust our board has placed in me as we look ahead to MPC’s future.”

Mr. Hennigan led MPC as CEO beginning in March 2020 and transitioned from CEO to executive chairman in August 2024. Ms. Mannen has served as CEO since August 2024, after previously serving as president from January 2024, and as executive vice president and chief financial officer between January 2021 and January 2024.

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About Marathon Petroleum Corporation

MPC is a leading, integrated, downstream and midstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

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